UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

MARTIN MIDSTREAM PARTNERS L.P.
(Name of Registrant as Specified In Its Charter)

NUT TREE CAPITAL MANAGEMENT L.P. NUT TREE CAPITAL MANAGEMENT GP, LLC JARED R. NUSSBAUM CASPIAN CAPITAL L.P. CASPIAN CAPITAL GP LLC ADAM COHEN DAVID CORLETO
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED NOVEMBER 1, 2024

NUT TREE CAPITAL MANAGEMENT L.P. AND CASPIAN CAPITAL L.P.

_________, 2024

Dear MMLP Unitholders:

The attached proxy statement and enclosed GOLD proxy card are being furnished to you, as a unitholder of Martin Midstream Partners L.P., a Delaware limited partnership (“MMLP” or the “Company”), in connection with the solicitation of proxies by Nut Tree Capital Management L.P., a Delaware limited partnership, and Caspian Capital L.P., a Delaware limited partnership, (together with their affiliates, the “Investors,” “we” or “us”) to vote “AGAINST” the Company’s proposals related to the proposed merger (the “Merger”) of the Company with Martin Resource Management Corporation, a Texas corporation (“MRMC”), at the special meeting of unitholders of MMLP to be held at _______ (local time), on _________, 2024, at the Company’s office located at 4200 B Stone Road, Kilgore, Texas 75662 (including any adjournments or postponements thereof, the “Special Meeting”).

On October 3, 2024, MMLP entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MRMC and certain of its affiliates pursuant to which, if the transactions contemplated by the Merger Agreement are completed, a wholly owned subsidiary of MRMC will be merged with and into the Company with the Company surviving as a wholly owned subsidiary of MRMC, and each issued and outstanding common unit representing a limited partner interest in the Company (each, a “Common Unit”) other than Common Units owned by MRMC and its subsidiaries (including Martin Midstream GP LLC) will be converted into the right to receive $4.02 in cash without any interest.

The approval of the Merger and Merger Agreement by holders of at least a majority of the issued and outstanding Common Units is a condition to the completion of the Merger. We believe the Merger significantly undervalues the Company and its prospects and is not in the best interests of MMLP unitholders. Accordingly, pursuant to the attached Proxy Statement, we are soliciting proxies from the Company’s unitholders to vote “AGAINST” each of the Company’s proposals at the Special Meeting.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by voting using the instructions on the enclosed GOLD proxy card today. The attached Proxy Statement and enclosed GOLD proxy card are first being furnished to MMLP unitholders on or about _______, 2024.

If you have already voted for MMLP’s proposals relating to the Merger, you have every right to change your vote by signing, dating and returning a later dated GOLD proxy card or by voting at the Special Meeting.

If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting LLC, which is assisting us, at its address and toll-free number listed on the following page.

Thank you for your support,

Nut Tree Capital Management L.P.	Caspian Capital L.P.

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of the Investors’ proxy materials,

please contact Saratoga at the phone numbers or email listed below.

MMLP unitholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED NOVEMBER 1, 2024

SPECIAL MEETING OF UNITHOLDERS

OF

MARTIN MIDSTREAM PARTNERS L.P.
_________________________

PROXY STATEMENT
OF

NUT TREE CAPITAL MANAGEMENT L.P. AND CASPIAN CAPITAL L.P.

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Nut Tree Capital Management L.P. (“Nut Tree”), a Delaware limited partnership, and Caspian Capital L.P. (“Caspian”), a Delaware limited partnership (together with their affiliates, the “Investors,” “we” or “us”), have combined economic exposure to approximately 13.2% of the outstanding common units representing limited partner interests (each, a “Common Unit”) in Martin Midstream Partners L.P., a Delaware limited partnership (“MMLP” or the “Company”).

We are writing to you in connection with the proposed merger (the “Merger”) of MRMC Merger Sub LLC (the “Merger Sub”), a wholly owned subsidiary of Martin Resource Management Corporation (“MRMC”), with and into the Company, with the Company surviving as a wholly owned subsidiary of MRMC pursuant to the terms of an Agreement and Plan of Merger, dated October 3, 2024 (the “Merger Agreement”), by and among the Company, Martin Midstream GP LLC, which serves as the Company’s general partner (the “MMLP GP”), MRMC and Merger Sub. If the Merger is completed, each issued and outstanding Common Unit other than Common Units owned by MRMC and its subsidiaries (including MMLP GP) will be converted into the right to receive $4.02 in cash without any interest.

MMLP GP’s board of directors (the “GP Board”) has scheduled a special meeting of unitholders of MMLP for the purpose of considering and voting on certain proposals relating to the Merger (including any adjournments or postponements thereof, the “Special Meeting”). The Special Meeting will be held at 4200 B Stone Road, Kilgore, Texas 75662, on _________, 2024, beginning at _______ (local time). This Proxy Statement and GOLD proxy card are first being furnished to the Company’s unitholders on or about _________, 2024.

As set forth more fully in this Proxy Statement, we are soliciting proxies from MMLP unitholders in respect of the following proposals to be considered at the Special Meeting, each as described in greater detail in the proxy statement filed by MMLP (the “Company Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”):

1.	The Company’s proposal to approve the Merger Agreement and the Merger (the “Merger Proposal”); and
2.	The Company’s proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, at the time of the Special Meeting (the “Adjournment Proposal”, and together with the Merger Proposal, the “MMLP Merger Proposals”).

We strongly oppose the Merger and urge MMLP unitholders to vote “AGAINST” the MMLP Merger Proposals because we believe that the Merger dramatically undervalues the Company and is not in the best interests of MMLP unitholders. Please refer to the information set forth under the heading “Reasons for the Solicitation” for a more detailed explanation of our rationale for opposing the Merger.

MMLP has set the close of business on _______ as the record date for determining the unitholders entitled to receive notice of and to vote at the Special Meeting (the “Record Date”). The mailing address of the principal executive offices of the Company is 4200 B Stone Road, Kilgore, Texas 75662. Holders of record of Common Units at the close of business on the Record Date will be entitled to vote at the Special Meeting. According to the Company, as of the close of business on the Record Date there were _______ Common Units outstanding.

THIS SOLICITATION IS BEING MADE BY THE INVESTORS AND NOT ON BEHALF OF THE GP BOARD OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING OTHER THAN AS DESCRIBED HEREIN. SHOULD OTHER MATTERS, WHICH WE ARE NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

IF YOU HAVE ALREADY VOTED USING A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE GP BOARD, YOU HAVE EVERY RIGHT TO REVOKE THAT PROXY AND VOTE “AGAINST” THE MMLP MERGER PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. Only the latest validly executed proxy that you submit will be counted. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING OR BY VOTING VIRTUALLY AT THE SPECIAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting —
This Proxy Statement and our GOLD proxy card are available at:

__________________

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IMPORTANT

Your vote is important, no matter how few Common Units you own. The Investors urge you to sign, date and return the enclosed GOLD proxy card today to vote “AGAINST” the MMLP Merger Proposals.

•	If your Common Units are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Investors, c/o Saratoga Proxy Consulting LLC (“Saratoga”), in the enclosed postage-paid envelope today.
•	If your Common Units are held in a brokerage account or bank, you are considered the beneficial owner of the Common Units, and these proxy materials, together with a GOLD voting instruction form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Common Units on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed GOLD voting instruction form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting instruction form.
•	You may vote your Common Units at the Special Meeting. However, even if you plan to attend the Special Meeting, we recommend that you submit your GOLD proxy card by the applicable deadline so that your vote will be counted if you later decide not to attend the Special Meeting.

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of the Investors’ proxy materials,

please contact Saratoga at the phone numbers or email listed below.

MMLP unitholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

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BACKGROUND TO THE SOLICITATION

The following is a chronology of material events leading up to this proxy solicitation:

•	Nut Tree and Caspian are deeply familiar with MMLP having led the refinancing and recapitalization of MMLP in March 2020 and again in February 2023, and have had periodic engagement with members of MMLP management around the Company and their investment.
•	On May 24, 2024, MMLP issued a press release announcing that MRMC had made a non-binding proposal to the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of MMLP GP pursuant to which MRMC would acquire all of the Common Units not already owned by MRMC or its subsidiaries for a cash purchase price of $3.05 per Common Unit, which reflected a 1.7% premium to MMLP’s closing price on May 23, 2024 (the “MRMC Proposal”).
•	Also on May 24, 2024, MRMC filed an amendment to its Schedule 13D with respect to the Common Units including the full text of the offer letter (the “MMLP Offer Letter”) and disclosing beneficial ownership of 15.7% of the Common Units. The MMLP Offer Letter advised the Conflicts Committee that MRMC was interested only in acquiring all of the outstanding Common Units that MRMC or its subsidiaries do not currently own, and that MRMC had no interest at this time in selling any of its or its subsidiaries’ interests in MMLP or the General Partner, or pursuing other strategic alternatives involving MMLP or the General Partner.
•	On June 21, 2024, Nut Tree and Caspian privately submitted to the members of the Conflicts Committee a letter (the “June 21 Letter”) including a non-binding proposal to purchase the Common Units for $4.00 per Common Unit, or a 31% premium to the MRMC Proposal (the “Nut Tree Caspian Proposal”). In the June 21 Letter, Nut Tree and Caspian highlighted their familiarity with MMLP, their anticipated ability to conduct an expedited due diligence review, and that the Nut Tree Caspian Proposal was not subject to a financing condition. Nut Tree and Caspian requested that representatives of the Conflicts Committee promptly enter into discussions with Nut Tree and Caspian regarding the Nut Tree Caspian Proposal.
•	On June 27, 2024, Chris Booth, General Counsel of MMLP GP, delivered to Nut Tree and Caspian a letter from Byron Kelley, Chairman of the Conflicts Committee, acknowledging receipt of the June 21 Letter, and providing contact information for the Conflicts Committee’s financial advisor, Houlihan Lokey.
•	On June 28, 2024, advisors to Nut Tree and Caspian requested a call with members of the Conflicts Committee and Houlihan Lokey to review the Nut Tree Caspian Proposal.
•	On July 1, 2024, representatives of Nut Tree and Caspian held a call with Houlihan Lokey. During the call, Nut Tree and Caspian discussed the Nut Tree Caspian Proposal and their willingness to explore alternative transaction structures, and requested an audience with the Conflicts Committee. Houlihan Lokey refused to set up a meeting with the Conflicts Committee, noted that MRMC had publicly disclosed in the MMLP Offer Letter that it was not interested in being a seller, and directed Nut Tree and Caspian to contact MRMC to discuss the Nut Tree Caspian Proposal.
•	On July 3, 2024, Ruben Martin III emailed representatives of Nut Tree and Caspian, reinforcing MMRC’s prior public stance that MRMC has no interest in selling its interests in MMLP or the General Partner, or pursuing any other strategic alternatives involving MMLP or the General Partner. Nut Tree and Caspian were directed to Wells Fargo Securities, MRMC’s financial advisor, for any further questions.
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•

On July 11, 2024, Nut Tree and Caspian submitted another letter to the Conflicts Committee (the “July 11 Letter”), noting the Conflicts Committee’s refusal to meet with Nut Tree and Caspian, their concern regarding the Committee’s willingness to run a fair process and fully evaluate alternatives to the MRMC Proposal, and their continued desire to meet with the Conflicts Committee and its advisors to share Nut Tree and Caspian’s views on the valuation of MMLP. Nut Tree and Caspian also issued a press release including the full text of the July 11 Letter, making the Nut Tree Caspian Proposal public.

•	On July 15, 2024, Houlihan Lokey delivered to Nut Tree and Caspian a letter from the Conflicts Committee confirming receipt of the July 11 Letter, directing Nut Tree and Caspian to contact MRMC regarding a potential transaction that would involve MRMC, and asking Nut Tree and Caspian to communicate with Houlihan Lokey if they desire to clarify or improve the Nut Tree Caspian Proposal.
•	On July 19, 2024, Nut Tree and Caspian submitted another letter to the Conflicts Committee (the “July 19 Letter”), reiterating their concern regarding the Conflicts Committee’s refusal to engage with Nut Tree and Caspian regarding the Nut Tree Caspian Proposal and their views on valuation. Nut Tree and Caspian further requested that the Conflicts Committee require any transaction with MRMC be made subject to approval of a majority of the unaffiliated MMLP unitholders (i.e., excluding Common Units held by MRMC and its affiliates), as opposed to a majority of the outstanding Common Units. Nut Tree and Caspian also issued a press release including the full text of the July 19 Letter.
•	On July 22, 2024, Houlihan Lokey sent an email to representatives of Nut Tree and Caspian responding to the July 19 Letter and asking for responses to a series of questions on behalf of the Conflicts Committee.
•

On July 24, 2024, representatives of Nut Tree and Caspian sent an email responding to Houlihan Lokey. In the email, Nut Tree and Caspian reiterated their requests for a meeting with the Conflicts Committee and that any transaction with MRMC or its affiliates be made subject to the approval of a majority of the unaffiliated MMLP unitholders. The email also stated that Nut Tree and Caspian remained ready to enter into a reasonable confidentiality agreement with MMLP at an appropriate time.

•	Also on July 24, 2024, Houlihan Lokey responded to Nut Tree and Caspian, informing them that the Conflicts Committee had authorized Houlihan Lokey to meet with Nut Tree and Caspian again, and asking for their availability.
•

On July 29, 2024, Nut Tree and Caspian sent another letter to the Conflicts Committee (the “July 29 Letter”). In the July 29 Letter, Nut Tree and Caspian increased the proposed purchase price for the Common Units in the Nut Tree Caspian Proposal to $4.50 per Common Unit, or a 48% premium to the MRMC Proposal, and reiterated their request to meet with the Conflicts Committee in order to structure a transaction that would significantly benefit MMLP unitholders. Additionally, Nut Tree and Caspian noted that they may be able to provide additional value for MMLP unitholders, subject to the findings of customary due diligence, which they would be able to conduct on an expedited basis given Nut Tree and Caspian’s familiarity with the MMLP business. In the July 29 Letter, Nut Tree and Caspian expressed their disappointment that the Conflicts Committee had refused to meet with them directly, and had not committed to requiring that any transaction with MRMC be subject to the approval of a majority of the unaffiliated MMLP unitholders to mitigate the conflicts of interest presented by the MRMC Proposal and to provide MMLP unitholders with assurances regarding the integrity of the process being run by the Conflicts Committee. Nut Tree and Caspian also issued a press release including the full text of the July 29 Letter.

•	On August 19, 2024, Caspian sent a hand-written letter to Mr. Martin asking for the opportunity to meet with him to discuss MMLP. Mr. Martin did not respond.
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•

On September 25, 2024, Nut Tree and Caspian spoke with Mr. Booth and Robert Bondurant, President and Chief Executive Officer of MMLP, and a director of the General Partner. On the call, Nut Tree and Caspian discussed their economic interest in MMLP and their willingness to provide financing for a transaction that serves the best interest of the unaffiliated MMLP unitholders.

•	On October 3, 2024, MMLP announced its entry into the Merger Agreement, pursuant to which MRMC agreed to acquire all of the outstanding Common Units not already owned by MRMC or its subsidiaries for $4.02 per Common Unit.
•	On October 22, 2024, Nut Tree and Caspian issued a press release announcing their opposition to the Merger and intent to file a proxy statement and solicit proxies to vote against the Merger Proposal.
•	On October 25, 2024, MMLP filed a preliminary proxy statement with the SEC in connection with the Special Meeting and the Merger Proposal.
•	On November 1, 2024, Nut Tree and Caspian filed this preliminary proxy statement with the SEC.
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REASONS FOR THE SOLICITATION

We believe the Merger is NOT in the best interest of MMLP unitholders

Nut Tree and Caspian have combined economic exposure in the Company of approximately 13.2% of the outstanding Common Units and are strong believers in the long-term value of MMLP. For that reason, we are opposing the Merger with MRMC, an affiliate of MMLP GP and its Chairman Ruben Martin, III. We believe the proposed take-private transaction would take that value from the Company’s unaffiliated MMLP unitholders unfairly and deliver it to the Company’s insiders. We are urging all MMLP unitholders to vote “AGAINST” the MMLP Merger Proposals at the Special Meeting. Our interests are fully aligned with all independent MMLP unitholders.

Nut Tree and Caspian believe the purchase price of $4.02 per Common Unit in the Merger significantly undervalues the Company based on industry-standard valuation methodologies, making the Merger terms unattractive for MMLP unitholders other than MRMC and its affiliates

Multiple of 2024E EBITDA

The purchase price of $4.02 per Common Unit implies a valuation of the Company based on a multiple of 2024E EBITDA that is significantly lower than the trading multiples of appropriate publicly-traded comparable master limited partnerships (“MLPs”). The purchase price represents a multiple of 5.2x MMLP management’s expected 2024 EBITDA,1 while the average multiple of the constituents of the Alerian MLP index,2 the leading index of energy MLPs whose constituents like MMLP earn the majority of their cash flow from midstream activities involving energy commodities, trade at an average of 9.4x 2024E EBITDA and a median of 9.7x.3 The Company’s own list of comparables included in its May 2024 investor presentation (SUN, SPH, GEL and NGL), all of whom are included in the Alerian MLP index, trade at a mean of 9.1x and median of 9.9x. A multiple above 9.0x 2024 EBITDA would imply that MMLP is worth over $15.40 per Common Unit, more than 280% over the purchase price in the Merger.1

Unit Dividend Yield / Distributable Free Cash Flow

Due to the pass-through structure of MLPs, investors generally place importance on an MLP’s ability to pay current and future distributions, and as the Company itself states, commonly value them for their yield per unit (calculated as their distribution divided by unit price). While MMLP currently pays a de minimis distribution ($0.02 per Common Unit per year) and is restricted from growing its distribution under the terms of its bond indenture, we believe this is likely to change in the near-term as described below. Most importantly, MMLP is projected to have significant and growing Distributable Cash Flow, an indicator of the level of distributions that could be paid to the holders of Common Units in the future. With low current distributions, but the potential to pay high future distributions, we believe Distributable Cash flow is the best way to value the Common Units and indicates they are significantly more valuable than the Merger consideration.

1 Using year-end 2024 expected net debt balance of $455.0 million, which accounts for seasonal working capital repayment of the revolver. Houlihan Lokey Selected Historical and Projected Financial Information. Project Augusta, Discussion Materials for the Conflicts Committee, pg. 13, October 3, 2024.

2 Excludes MMLP and Star Group LP (SGU), which has no consensus forward estimates.

3 Using 10/31/24 business close prices. Consensus forward EBITDA estimates sourced from Bloomberg.

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The Company acknowledges the importance of Distributable Cash Flow to investors in its public disclosures. As stated in the Company’s Quarterly Report on Form 10-Q for Q3 2024: “Distributable Cash Flow is a significant performance measure used by our management and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay unitholders. Distributable Cash Flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable Cash Flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit’s yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.”4

MMLP currently has 11.5% Second Lien Bonds outstanding, which have a covenant in their indenture that prevents the Company from growing distributions while leverage is above 3.75x. This covenant first entered the Company’s bond indentures with bonds issued during the height of fears around the impact of the COVID-19 pandemic in 2020. The Company now projects leverage will decline to under 3.75x in the next two years, and alternatively, the Company has the opportunity to refinance these bonds at their early call dates in July 2025 and February 2026, either of which developments would allow MMLP to address the covenant and reestablish a distribution payout ratio consistent with both historical practice and peers.

The Company expects Distributable Cash Flow per Common Unit to be greater than $0.87 annually throughout the projection period.5 While a prudent payout ratio (the percentage of Distributable Cash Flow paid to unitholders in dividends) may be less than 100% (companies often take several factors into consideration when setting their payout ratio such as growth capital opportunities, deleveraging and the stability of Distributable Cash Flow), we believe a range of 60% to 100% is possible for MMLP. In fact, from 2011 until the temporary business volatility caused by COVID-19 in 2020, MMLP never had a payout ratio below 80%. Based on a payout ratio range of 60-100%, the Company could pay an annualized distribution of at least $0.52 to $0.87 per Common Unit. At a unit yield in-line with the average of the Alerian MLP index constituents’ indicative yield of 7.5%,6 the MMLP Common Units would be valued at $6.90 to $11.55 per Common Unit, far above the Merger consideration. Furthermore, the Company projects a Distributable Cash Flow Growth CAGR of 18.0% from 2025-2028,5 providing further upside for unit yield and value.

Other Assets

MMLP also has certain other assets not currently contributing to earnings that may have significant value that do not appear to have been reflected in Houlihan Lokey’s analysis. Management has discussed with investors the potential “hidden value” of 98 acres of owned and undeveloped land in and around Beaumont, TX. In those discussions, management has stated that this land could support another specialty industrial site, as it is in close proximity to three different rail facilities and also provides access to at least one deepwater dock large enough to accommodate a natural gas carrier.

4 See MMLP’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2024. The Company defines Distributable Cash Flow as “Net Cash Provided by (Used in) Operating Activities less cash received (plus cash paid) for closed commodity derivative positions included in Accumulated Other Comprehensive Income (Loss), plus changes in operating assets and liabilities which (provided) used cash, less maintenance capital expenditures and plant turnaround costs.”

5 Houlihan Lokey Selected Historical and Projected Financial Information. Project Augusta, Discussion Materials for the Conflicts Committee, pg. 13, October 3, 2024.

6 Excludes MMLP and NGL, which does not pay a distribution.

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Nut Tree and Caspian believe that the analysis conducted by the financial advisor to the Conflicts Committee, and cited by the Conflicts Committee as supporting its recommendation of the Merger, was flawed and biased toward justifying a transaction with MRMC

We believe that Houlihan Lokey, advisor to the Conflicts Committee, selected a grossly inappropriate set of comparables with conveniently low EBITDA multiple valuations for use in its Selected Companies EBITDA Multiple analysis, and high weighted average costs of capital for use in its Discounted Cash Flow analysis. These comparables included non-MLPs as well as businesses with significantly more earnings variability in sectors very different than the Company’s own, such as three international maritime crude, product and dry bulk shipping companies (Ardmore Shipping Corporation, Navios Maritime Partners and Tsakos Energy Navigation Limited) included in Houlihan Lokey’s Tier 1 comparables. Tellingly, only four out of the 13 comparable companies Houlihan Lokey used are members of the Alerian MLP index.7 The use of this inappropriate set of comparables tainted both of the core valuation analyses the Conflicts Committee relied on in making its recommendation of the Merger. Wells Fargo, financial advisor to MRMC, also conducted a Discounted Cash Flow Analysis utilizing the same projections, but different weighted average cost of capital and terminal multiple assumptions based on a (presumably different) undisclosed comparable set and arrived at a far higher valuation of $5.34 per unit, with a range of $3.81 to $7.30 per Common Unit8 compared to Houlihan Lokey’s range of $1.56 to $4.49 per Common Unit.9

Houlihan Lokey also calculated, in our view, an inflated 5.5x expected 2024 EBITDA multiple for the purchase price in the Merger as a point of comparison by ignoring the elevated nature of the Company’s September 30, 2024 net debt balance. A lower net debt balance results in a higher value for unitholders. The Company’s net debt balance as of September 30, 2024 is temporarily impacted by the Company’s seasonally high working capital period, and the Company expects its net debt balance to be reduced by $31.5 million in the fourth quarter of 2024. It does not appear that Houlihan Lokey factored into its analysis the $0.81 per Common Unit of value, or the 0.3x multiple, this represents.

Additionally, Houlihan Lokey failed to use unit yield or Distributable Cash Flow as a valuation measure despite its importance to investors in MLPs. As discussed above, an appropriate valuation analysis on these metrics would have resulted in a fair value significantly above the Merger consideration. Projections evaluated by Houlihan Lokey and provided by the Company show no growth in distributions in the projection period through 2028, despite the Company’s leverage reaching below its historical target of 3.75x by 2025 and even a refinancing of the bonds in 2027. We are concerned that the Company refrained from including growth in distributions in its projections in an attempt to discourage the use of Distributable Cash Flow or Unit Yield analysis that would support a significantly higher value for the Common Units than the Merger purchase price.

7 The four constituents of the Alerian MLP index are Genesis Energy LP (GEL): 2024 Enterprise Value to adjusted EBITDA of 10.7x; NGL Energy Partners LP (NGL): 2024 Enterprise Value to adjusted EBITDA of 7.0x; Delek Logistics Partners, LP (DKL): 2024 Enterprise Value to adjusted EBITDA of 9.2x; Suburban Propane Partners, LP: 2024 Enterprise Value to adjusted EBITDA of 8.9x. Houlihan Lokey Selected Companies Analysis. Project Augusta, Discussion Materials for the Conflicts Committee, pg. 15, October 3, 2024.

8 Wells Fargo Project Augusta. Presentation to the Board of Directors of Martin Resources Management Corporation. October 3, 2024, pgs. 21-23

9 Houlihan Lokey, Financial Analyses Summary (Cont.). Project Augusta, Discussion Materials for the Conflicts Committee, pg. 12, October 3, 2024.

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We believe that there is no financial need for the Company to complete the Merger at the current purchase price, and that remaining outstanding as a publicly traded MLP is a path to superior value creation for MMLP unitholders

The Company’s significant projected Distributable Cash Flow can be used to pay distributions, reduce debt, or invest in growth capital expenditures, all of which will benefit current unitholders. Cumulative Distributable Cash Flow just from Q4 2024 through the projection period of 2028 amounts to $4.87 per Common Unit,10 a 21% premium to the purchase price even excluding any future value past 2028. As a result, we see no compelling financial need for MMLP to complete the Merger – it is more valuable for unitholders to hold on to their investments and realize the benefit of near- and medium-term developments that we believe will drive value for the Common Units than to accept an insufficient purchase price.

We believe that if MMLP remains a publicly traded MLP, unitholders will be able to realize the Distributable Cash Flow growth that is the result of prior investment and a reduction in the high interest they have born since 2020.

The Company is expected to complete its DSM Semichem LLC joint venture capital investment project in Q4 2024, having spent $26 million out of the total expected cost of $27 million already. The earnings from the joint venture (previously estimated to be $6.3 million annually11) are expected to begin in Q4 2024 and to grow in 2025.12

Since 2020, the Company has incurred debt with interest rates over 10.5%. As previously discussed, the Company has a near-dated opportunity to materially reduce interest expense, boosting Distributable Cash Flow, while also eliminating current restrictions on distributions. The Company has $400 million of 11.5% Second Lien bonds due 2028 which currently trade at a price of 109.5 or a 6.9% yield to worst.13 A refinancing of these bonds including their August 2025 call premium of 11.5% at an interest rate of 10.3% would be interest expense neutral, and we believe they could achieve a rate of 8.5-9.0%, contributing significantly to annual Distributable Cash Flow growth.

MMLP’s growing Distributable Cash Flow, the long-awaited payoff for unitholders’ prior burdens, indicates a potential for higher actual distributions to unitholders in the near-term. Given the Company’s projected financial performance and the significant benefit to MRMC and its affiliates with an increase in distributions, we believe that MRMC will be motivated to increase distributions and MMLP unitholders would be far better off continuing to hold their investment in order to receive the upside from a potential increase in distributions, as well as from the Company’s earnings power. These rewards are far more valuable than the Merger consideration and only realizable by rejecting the MMLP Merger Proposals and the Merger.

The Merger presents major conflicts of interests for MMLP, MRMC and its ultimate controlling person, Ruben Martin, III

The Merger would effectuate a buyout of unaffiliated MMLP unitholders by MRMC, which with its subsidiaries wholly owns and controls MMLP’s general partner, MMLP GP. Because MMLP does not have its own board of directors, members of the GP Board negotiated and approved a transaction across the table from MMLP GP’s ultimate controlling equityholder, which is responsible for setting the compensation of the members of the GP board and deciding each year whether to allow them to continue to serve as directors. Further, MRMC is controlled by Ruben Martin, III, who serves as President, Chief Executive Officer, and Chairman of the Board of Directors of MRMC, and also serves as Chairman of MMLP GP. Additionally, MRMC and certain of its affiliates already own approximately 26% of the outstanding Common Units. With Mr. Martin and MRMC essentially on both sides of the Merger, the terms of the Merger and the process that led to it should require the highest level of scrutiny to protect the interest of unaffiliated MMLP unitholders.

10 Houlihan Lokey, Selected Historical and Projected Financial Information. Project Augusta, Discussion Materials for the Conflicts Committee, pg. 13, October 3, 2024. 4Q24 Distributable Cash Flow calculated as 2024E Distributable Cash Flow less 9 months ended 9/30/24 company reported Distributable Cash Flow.

11 Martin Midstream May 2024 Investor Presentation pg 10. Base case assumptions of $4.3 million per year EBITDA from reservation and processing fees and $2 million per year in distributions to MMLP.

12 Houlihan Lokey, Selected Historical and Projected Financial Information (cont.). Project Augusta, Discussion Materials for the Conflicts Committee, pg. 14, October 3, 2024.

13 Wells Fargo Midstream corporate bond run 10/31/24 bid side.

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The members of the Conflicts Committee, which evaluated whether the Merger was in the best interest of unaffiliated MMLP unitholders and recommended approval of the Merger, have longstanding relationships with Mr. Martin and his affiliates that undermine their purported “independence”

The Conflicts Committee consists of three directors whom the GP Board has deemed to be “independent” under the terms of the Partnership Agreement. However, the members of the Conflicts Committee appear to be anything but truly independent from Mr. Martin and his affiliates, including MRMC. The Conflicts Committee consists of Byron Kelley (Chairman), James M. Collingsworth and C. Scott Massey, who have served on the GP Board with Mr. Martin for approximately 12 years, 10 years and 22 years, respectively. As the control person of MRMC, which indirectly is the sole equityholder of MMLP GP, Mr. Martin essentially is responsible for each of those directors’ compensation for service on, and continued appointment to, the GP Board. In 2023 alone, MMLP reported compensation to each of those directors of $159,999 in cash and stock awards. We believe that the longstanding relationships of each Conflicts Committee member with Mr. Martin casts significant doubt on their true independence from MRMC and Mr. Martin.

Despite the major conflict of interest issues presented by MRMC’s buyout offer, in our view the GP Board and the Conflicts Committee ran a deficient process that did not adequately protect the interests of unaffiliated MMLP unitholders

•	The Company Proxy Statement makes clear that the Conflicts Committee was handcuffed from the very beginning of the process of evaluating MRMC’s potential acquisition offer. Mr. Martin and the GP Board determined not to give the Conflicts Committee authority to evaluate any other transaction that might be in the best interests of unaffiliated MMLP unitholders, and instead merely authorized the Conflicts Committee to make a recommendation to the full GP Board on only the transaction proposed by MRMC.[14] In fact, according to the Company Proxy Statement, on January 23, 2024, the GP Board adopted resolutions authorizing the Conflicts Committee to consider only two options: “make such investigation of the Proposed Transaction and the alternative of maintaining the status quo.”[15] Without the authorization to pursue, investigate and potentially negotiate alternative transactions, the Conflicts Committee lacked the ability to run a true strategic review process to determine and obtain maximum value for unaffiliated MMLP unitholders. At the same time, MRMC publicly announced its unwillingness to sell its interests in MMLP and MMLP GP, in our view, to disincentivize potential buyers of the operating business from making competing offers.

14 Company Proxy Statement, Background of the Merger, pg. 29-30 (authorizing the Conflicts Committee to “make a recommendation to the GP Board whether to approve the Proposed Transaction and, if appropriate, to recommend that the Unitholders approve the Proposed Transaction”).

15 Company Proxy Statement, Background of the Merger, pg. 29.

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•

After Nut Tree and Caspian made a competing offer to buy MMLP, and despite their repeated requests, the Conflicts Committee refused to meaningfully engage with Nut Tree and Caspian directly, offering only meetings with its financial advisor, and choosing not to fully explore alternative value-enhancing options for MMLP unitholders or hear additional perspectives on MMLP’s intrinsic value. Instead of directly engaging with outside parties who had expressed the view that MMRC’s proposal undervalued MMLP, which may have resulted in the Conflicts Committee determining that it is in the best interest of unaffiliated MMLP unitholders to maintain the status quo, the Conflicts Committee apparently chose to focus its attention only on the proposed buyout by MRMC.

•

Despite the manifest conflicts of interest involved in the Merger, the Conflicts Committee eventually recommended the Merger without conditioning the closing on approval by a majority of MMLP unitholders who are not affiliated with MRMC or Mr. Martin, a common provision in conflicted transactions that is commonly referred to as a “Majority of the Minority Provision”. Given that approximately 26% of the Common Units are owned or controlled by Mr. Martin, Nut Tree and Caspian strongly believe that the Conflicts Committee should have insisted that the Merger Agreement include a Majority of the Minority Provision to protect the interests of the unaffiliated MMLP unitholders by allowing them to prevent a deal they believe to be unfair. Although according to the Company Proxy Statement the Conflicts Committee initially sought a Majority of the Minority Provision during early negotiations with MRMC, the Conflicts Committee dropped the request following a meeting between Mr. Martin and Mr. Kelley, Chairman of the Conflicts Committee, on August 6, 2024.[16] Not only did the Conflicts Committee withdraw its request for this important protection at that one-on-one meeting, but it also seemingly received nothing in return—in fact, it simultaneously withdrew its request for a Majority of the Minority Provision and agreed to a lower price compared to the Conflicts Committee’s prior proposal. As a result, the approval of the Merger and the Merger Agreement at the Special Meeting only requires the approval of a majority of outstanding Common Units, including the ~26% owned or controlled by Mr. Martin. By surrendering a powerful layer of protection for unaffiliated MMLP unitholders, the Conflicts Committee has jeopardized the ability for unaffiliated MMLP unitholders to receive fair treatment and consideration for their ownership in MMLP.

16 Wells Fargo Project Augusta Presentation to the Board of Directors for Martin Resources Management Corporation, Negotiation Timeline, pg. 10, October 3, 2024.

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PROPOSAL NO. 1

THE MERGER PROPOSAL

In connection with the Merger, you are being asked by the Company and MMLP GP to approve the Merger Agreement and the Merger. According to the Company Proxy Statement, under applicable provisions of the Third Amended and Restated Agreement of Limited Partnership of the Company, dated as of November 23, 2021 (as amended, modified or supplemented from time to time), the approval of the Merger Agreement and the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the issued and outstanding Common Units. For purposes of this vote, abstentions, failures to vote, or failures to instruct your broker, bank or other nominee to vote, and broker non-votes (if any) will have the same effect as votes “AGAINST” approval of the Merger Proposal.

As discussed further in the “Reasons for the Solicitation” section of this Proxy Statement, we oppose the Merger and are soliciting your proxy to vote “AGAINST” the Merger Proposal at the Special Meeting.

THE INVESTORS URGE YOU TO VOTE “AGAINST” THE MERGER PROPOSAL ON THE ENCLOSED GOLD PROXY CARD.

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PROPOSAL NO. 2

THE ADJOURNMENT PROPOSAL

You are being asked by the Company and MMLP GP to approve a proposal that will give the GP Board authority to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting. If this proposal is approved, the Special Meeting could be adjourned to any date within 45 days of the date of the Special Meeting without setting a new Record Date. If the Special Meeting is adjourned, unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote and present in person or by proxy at the Special Meeting; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote at such meeting represented either in person or by proxy is required to approve the Adjournment Proposal. If a quorum is present, abstentions, failures to vote, or failures to instruct your broker, bank or other nominee to vote, and broker non-votes (if any) will have the same effect as votes “AGAINST” the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as votes “AGAINST” the Adjournment Proposal, but failures to vote, or failures to instruct your broker, bank or other nominee to vote, and broker non-votes (if any) will have no effect on the Adjournment Proposal.

THE INVESTORS URGE YOU TO VOTE “AGAINST” THE ADJOURNMENT PROPOSAL ON THE ENCLOSED GOLD PROXY CARD.

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CONSEQUENCES OF DEFEATING THE MMLP MERGER PROPOSALS

According to the Company Proxy Statement, the approval of the Merger Proposal by the holders of a majority of the issued and outstanding Common Units is a condition to completion of the Merger. If the Merger Proposal is not approved by MMLP unitholders and the Merger Agreement is subsequently terminated due to the failure to obtain approval for the Merger Proposal, the Merger Agreement will become null and void and MMLP unitholders will not receive any form of consideration for their Common Units in connection with the Merger. Instead, the Company will remain a publicly traded limited partnership and the Common Units will continue to be listed and traded on the Nasdaq.

Please see the Company Proxy Statement for further information and details regarding the Merger and Merger Agreement, including fees that may be payable upon termination of the Merger Agreement. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is included as Annex A to the Company Proxy Statement. The Merger and each of the MMLP Merger Proposals are described in further detail in the Company Proxy Statement which is available at www.sec.gov.

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VOTING AND PROXY PROCEDURES

Only holders of record of Common Units at the close of business on the Record Date will be entitled to receive notice of the Special Meeting and to vote on the MMLP Merger Proposals at the Special Meeting. As of the close of business on the Record Date, there were ________ Common Units outstanding and held by MMLP unitholders entitled to vote on the MMLP Merger Proposals. Each holder of Common Units is entitled to one vote for each Common Unit that such holder owned on the close of business on the Record Date. MMLP unitholders who sell or otherwise transfer their Common Units after the Record Date, but before the date of the Special Meeting, will retain their right to vote at the Special Meeting. However, they will not have the right to receive the consideration of $4.02 in cash without any interest to be received by MMLP unitholders in the Merger.

According to the Company Proxy Statement, each holder of Common Units entitled to vote at the Special Meeting may cast one vote for each Common Unit that such holder owned on the close of business on the Record Date; provided that if at any time any person or group (other than MMLP GP or its affiliates) beneficially owns 20% or more of any class of outstanding Common Units, all Common Units owned by such person or group shall not be voted on any matter or considered for determining the presence of a quorum. This loss of voting rights does not apply to (i) any person or group that acquires the Common Units directly from MMLP GP and its affiliates and any transferees of that person or group who are notified by MMLP GP that they will not lose their voting rights or (ii) to any person or group who acquires the Common Units with the prior approval of the GP Board.

Common Units represented by properly executed GOLD proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted “AGAINST” the Merger Proposal, “AGAINST” the Adjournment Proposal and in the discretion of the persons named as proxies on all other matters as may properly come before the Special Meeting, as described herein.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of Common Units that must be represented in person or by proxy in order to legally conduct business at the Special Meeting. The holders of at least a majority of the issued and outstanding Common Units (including issued and outstanding Common Units deemed owned by MMLP GP) must be represented in person or by proxy at the Special Meeting in order to constitute a quorum. Any abstentions and broker non-votes (if any) will be considered to be present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting.

If your Common Units are held in an account at a broker, bank or through another nominee, you must instruct the broker, bank or other nominee on how to vote your Common Units by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction form, by telephone and via the Internet.

Broker non-votes occur when (i) a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of unitholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the units and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Under applicable rules, brokers, banks and other nominees holding units in “street name” do not have discretionary voting authority with respect to any of the MMLP Merger Proposals, including the Merger Proposal, and therefore we do not expect there to be any broker non-votes at the Special Meeting. Accordingly, if a beneficial owner of Common Units held in “street name” does not give voting instructions to the broker, bank or other nominee, then (i) those units will not be counted as present in person or by proxy at the Special Meeting and (ii) it will have the same effect as voting “AGAINST” the Merger Proposal and, if a quorum is present at the Special Meeting, the Adjournment Proposal.

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If you hold Common Units through a broker, bank or other nominee and wish to vote your Common Units in person at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

VOTES REQUIRED FOR APPROVAL

Merger Proposal – According to the Company Proxy Statement, approval of the Merger Proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding Common Units. For purposes of this vote, abstentions, failures to vote, or failures to instruct your broker, bank or other nominee to vote, and broker non-votes (if any) will have the same effect as votes “AGAINST” approval of the Merger Proposal.

Adjournment Proposal – According to the Company Proxy Statement, if a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote and be present in person or by proxy at such meeting, if necessary; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote at the Special Meeting (including issued and outstanding Common Units deemed owned by MMLP GP) represented either in person or by proxy is required to approve the Adjournment Proposal. For purposes of this vote, if a quorum is present, abstentions failures to vote, or failures to instruct your broker, bank or other nominee to vote, and broker non-votes (if any) will have the same effect as votes “AGAINST” the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as votes “AGAINST” the Adjournment Proposal, but failures to vote, or failures to instruct your broker, bank or other nominee to vote, and broker non-votes (if any) will have no effect on the Adjournment Proposal.

REVOCATION OF PROXIES

MMLP unitholders have every right to revoke their proxies and/or change their voting instructions at any time before the telephone/Internet deadline or before the polls close at the Special Meeting, as applicable, by (i) sending a written notice of revocation, no later than the telephone/internet deadline, to Martin Midstream Partners L.P. at the Company’s office located at 4200 B Stone Road, Kilgore, Texas 75662, Attention: Secretary, that bears a date later than the date of their proxy and is received prior to the Special Meeting and states that they revoke their proxy, (ii) submitting a valid, later-dated proxy by mail that is received prior to the Special Meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked), or (iii) attending the Special Meeting and voting by ballot in person (although attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given). If your Common Units are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or change your vote.

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The delivery of a subsequently dated proxy, as set forth above, which is properly completed will constitute a revocation of any earlier delivered proxy. The revocation may be delivered to the Investors in care of Saratoga at the address set forth on the back cover of this Proxy Statement or to the Secretary of the Company at the Company’s principal executive offices located at 4200 B Stone Road, Kilgore, Texas 75662 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to the Investors in care of Saratoga at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the requisite MMLP unitholders on the Record Date. Additionally, Saratoga may use this information to contact MMLP unitholders who have revoked their proxies in order to solicit later dated proxies against the MMLP Merger Proposals.

IF YOU WISH TO VOTE “AGAINST” THE MMLP MERGER PROPOSALS, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the Merger, Merger Agreement and Special Meeting. These questions and answers may not address all questions that may be important to you as an MMLP unitholder. You are encouraged to carefully read the detailed information contained elsewhere in this Proxy Statement and the documents publicly filed by the Company referenced in this Proxy Statement, including the Company Proxy Statement.

Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held in person at the Company’s office located at 4200 B Stone Road, Kilgore, Texas 75662, at _______ (local time), on __________, 2024.
Q:	Who is entitled to vote at the Special Meeting?
A:	Only holders of record of Common Units at the close of business on ______, 2024 will be entitled to receive notice of the Special Meeting and to vote on the MMLP Merger Proposals at the Special Meeting. If you hold Common Units in “street name” at a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your Common Units are represented at the Special Meeting.
Q:	What am I being asked to vote on at the Special Meeting?
A:	MMLP unitholders are being asked to vote to approve the Merger Proposal and the Adjournment Proposal. The Merger cannot be completed without the approval by MMLP unitholders of the Merger Proposal. The approval of the Adjournment Proposal is not a condition to the completion of the Merger.

Please see the sections titled “Proposal No. 1 Merger Proposal” and “Proposal No. 2 Adjournment Proposal” for more information about each of these proposals.

Q:	How should I vote on the MMLP Merger Proposals?
A:	We recommend that you vote “AGAINST” the Merger Proposal and “AGAINST” the Adjournment Proposal on the enclosed GOLD proxy card. You may also vote “AGAINST” using the Company’s White proxy card.
Q:	What vote is required to approve the MMLP Merger Proposals?
A:	According to the Company Proxy Statement, (a) the Merger Proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding Common Units and (b) the Adjournment Proposal, if a quorum is present at the Special Meeting, requires the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote and be present in person or by proxy at the Special Meeting on such proposal; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote at such meeting (including issued and outstanding Common Units deemed owned by MMLP GP) represented either in person or by proxy is required to approve the Adjournment Proposal.
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Q:	How do I vote?
A:	If you were a holder of record of Common Units as of the close of business on the Record Date, you may vote on the applicable proposal by:
•	signing and returning the enclosed GOLD proxy card in the postage-paid envelope provided; or
•	attending the Special Meeting in person and voting.

If you hold Common Units in “street name” at a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your Common Units are represented at the Special Meeting.

Q:	How important is my vote?
A:	Your vote “AGAINST” each of the Merger Proposal and the Adjournment Proposal is very important, and you are encouraged to submit a GOLD proxy card as soon as possible.

We urge you to demonstrate your opposition to the Merger and send a message to the GP Board that the Merger is not in the best interests of the Company and MMLP unitholders by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed for any reason, MMLP unitholders will not receive any form of consideration for their Common Units in connection with the Merger. Instead, the Company will remain a publicly traded limited partnership and the Common Units will continue to be listed and traded on Nasdaq. Please refer to the information under the heading “Consequences of Defeating the MMLP Merger Proposals” for more information.
Q:	How can I receive more information?
A:	If you have any questions about giving your proxy to cast your vote or about our solicitation, or if you require assistance, please call Saratoga toll-free at + 1 (888) 368-0379, (212) 257-1311 or by email at info@saratogaproxy.com.
Q:	Where can I find additional information concerning the Company, the Merger Agreement and the Merger?
A:	Pursuant to Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we have omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company Proxy Statement in connection with the Special Meeting, including:
•	a summary term sheet of the Merger;
•	the terms of the Merger Agreement and the Merger and related transactions;
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•	any reports, opinions and/or appraisals received by the Company in connection with the Merger;
•	past contacts, transactions and negotiations by and among the parties to the Merger and their respective affiliates and advisors;
•	U.S. federal and state regulatory requirements that must be complied with and approvals that must be obtained in connection with the Merger;
•	security ownership of certain beneficial owners and management of the Company, including 5% owners;
•	the trading prices of Common Units over time;
•	the compensation paid and payable to the Company’s directors and executive officers; and
•	appraisal rights and dissenters’ rights.

We take no responsibility for the accuracy or completeness of information contained in the Company Proxy Statement. Except as otherwise noted herein, the information in this Proxy Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

Q:	What do I need to do now?
A:	Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this Proxy Statement, please submit your GOLD proxy card promptly to ensure that your Common Units are represented at the Special Meeting. If you hold your Common Units in your own name as the holder of record, please submit your proxy for your Common Units by completing, signing, dating and returning the enclosed GOLD proxy card in the accompanying pre-paid reply envelope. If you decide to attend the Special Meeting in person and vote your Common Units at the Special Meeting, your vote by ballot at the Special Meeting will revoke any proxy previously submitted. If you are a beneficial owner of Common Units, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

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SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Investors. Proxies may be solicited by mail, email, facsimile, telephone, Internet, in person and by advertisements.

The Investors have entered into an agreement with Saratoga for solicitation and advisory services in connection with this solicitation, for which Saratoga will receive a fee not to exceed $_____, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. The Investors will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Investors have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Common Units they hold of record. The Investors will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. In addition, directors, officers, members and certain other employees of the Investors may solicit proxies as part of their duties in the normal course of their employment without any additional compensation. It is anticipated that Saratoga will employ approximately __ persons to solicit MMLP unitholders for the Special Meeting.

The entire expense of soliciting proxies is being borne by the Investors. Costs of this solicitation of proxies are currently estimated to be approximately $________ (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). The Investors estimate that through the date hereof their expenses in connection with this solicitation are approximately $________. To the extent legally permissible, if the Investors are successful in their proxy solicitation, the Investors intend to seek reimbursement from the Company for the expenses they incur in connection with this solicitation. The Investors do not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The participants in this proxy solicitation are anticipated to be Nut Tree, Nut Tree Capital Management GP, LLC, a Delaware limited liability company (“Nut Tree GP”), Jared R. Nussbaum, Caspian, Caspian Capital GP LLC, a Delaware limited liability company (“Caspian GP”), Adam Cohen and David Corleto (collectively, the “Participants”).

The principal business of Nut Tree is serving as the investment advisor to certain funds (the “Nut Tree Funds”). The principal business of Nut Tree GP is serving as the general partner of Nut Tree. The principal occupation of Mr. Nussbaum is serving as the Chief Investment Officer and Managing Partner of Nut Tree and sole member of Nut Tree GP. The principal business of Caspian is serving as the investment advisor to certain funds (the “Caspian Funds”). The principal business of Caspian GP is serving as the general partner of Caspian. The principal occupation of each of Messrs. Cohen and Corleto is serving as a control person of each of Caspian and Caspian GP. The principal business address of each of Nut Tree, Nut Tree GP and Mr. Nussbaum is 55 Hudson Yards, 22nd Floor, New York, NY 10001. The principal business address of each of Caspian, Caspian GP and Messrs. Cohen and Corleto is 10 East 53rd Street, 35th Floor, New York, NY 10022.

As of the date hereof, the Participants have combined economic exposure to approximately 13.2% of the issued and outstanding Common Units through notional principal amount derivative agreements in the form of cash settled swaps with respect to the Common Units (“Derivative Agreements”). Certain Nut Tree Funds are party to Derivative Agreements with respect to an aggregate of 3,245,769 Common Units and certain Caspian Funds are party to Derivative Agreements with respect to an aggregate of 1,916,597 Common Units. Certain Caspian Funds also hold $93.15 million principal amount of the Company’s senior secured second lien notes maturing on February 15, 2028. As of the date hereof, none of the Participants own beneficially or of record any Common Units.

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Except as otherwise set forth in this Proxy Statement (including the Schedule hereto), (i) during the past 10 years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant in this solicitation has purchased or sold any voting securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant in this solicitation or any of his or its associates or immediate family members was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Special Meeting; (xii) no Participant in this solicitation holds any positions or offices with the Company; (xiii) no Participant in this solicitation has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and (xiv) no companies or organizations, with which any of the Participants in this solicitation has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company.

There are no material proceedings to which any Participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Investors are unaware of any other matters to be considered at the Special Meeting. However, should other matters, which the Investors are not aware of at a reasonable time before this solicitation, be brought before the Special Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple unitholders in your household. We will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Saratoga, at the address set forth on the back cover of this Proxy Statement, or call toll free at + 1 (888) 368-0379. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address and phone number.

23

This Proxy Statement is dated _______, 2024. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to unitholders shall not create any implication to the contrary.

CERTAIN ADDITIONAL INFORMATION

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE SPECIAL MEETING BASED ON OUR RELIANCE ON RULE 14A-5(C) UNDER THE EXCHANGE ACT. MMLP UNITHOLDERS ARE DIRECTED TO REFER TO THE COMPANY’S PROXY STATEMENT FOR THE FOREGOING INFORMATION. MMLP UNITHOLDERS CAN ACCESS THE COMPANY PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS DISCLOSING THIS INFORMATION, WITHOUT COST, ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

The information concerning the Company and the proposals in the Company Proxy Statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants in this solicitation is given only to our knowledge.

Nut Tree Capital Management L.P.	Caspian Capital L.P.

___________, 2024

24

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Nature of the Transaction	Amount of Securities Purchased/(Sold)[1]	Date of Purchase/Sale

NUT TREE CAPITAL MANAGEMENT L.P.

(on behalf of the Nut Tree Funds)

Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	75,000,000	02/01/2023
Disposition of 11.50% Senior Secured Second Lien Notes due February 28, 2025[2]	(55,769,000)	02/08/2023
Disposition of 11.50% Senior Secured Second Lien Notes due February 28, 2025[2]	(188)	02/08/2023
Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	4,550,000	03/29/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(10,000,000)	08/21/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(5,000,000)	08/21/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,500,000)	08/29/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(3,500,000)	08/30/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(10,000,000)	11/02/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,000,000)	11/29/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,000,000)	11/29/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,771,000)	12/07/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(185,000)	12/07/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,000,000)	12/19/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,000,000)	12/21/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(18,000,000)	01/04/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(200,000)	01/04/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,000,000)	01/09/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(9,614,000)	01/11/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,000,000)	02/06/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(300,000)	02/07/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,000,000)	02/15/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(8,480,000)	02/16/2024

I-1

CASPIAN CAPITAL L.P.

(on behalf of the Caspian Funds)

Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	100,000,000	01/31/2023
Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	1,500,000	03/28/2023
Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	1,000,000	03/31/2023
Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	2,700,000	04/21/2023
Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	1,500,000	05/16/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,500,000)	07/27/2023
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(753,000)	10/25/2023
Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	2,000,000	11/29/2023
Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	2,000,000	01/09/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,000,000)	01/17/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,000,000)	01/18/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,000,000)	01/25/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,000,000)	02/20/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(3,000,000)	02/22/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,189,000)	02/28/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,000,000)	03/07/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(1,000,000)	03/11/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(2,207,000)	03/15/2024
Purchase of 11.50% Senior Secured Second Lien Notes due February 15, 2028	1,500,000	04/09/2024
Sale of 11.50% Senior Secured Second Lien Notes due February 15, 2028	(400,000)	08/22/2024

I-2

_________________________________

1 Represents principal dollar amounts of 11.50% Senior Secured Second Lien Notes due February 15, 2028.

2 Represents 11.50% Senior Secured Second Lien Notes due February 28, 2025 that were tendered to the Company.

I-3

IMPORTANT

Your vote is important! No matter how many Common Units you own, please give the Investors your proxy voting “AGAINST” the MMLP Merger Proposals by SIGNING, DATING and MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Common Units are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Common Units and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Saratoga as set forth below.

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of the Investors’ proxy materials,

please contact Saratoga at the phone numbers or email listed below.

MMLP unitholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED NOVEMBER 1, 2024

MARTIN MIDSTREAM PARTNERS L.P.

SPECIAL MEETING OF UNITHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

NUT TREE CAPITAL MANAGEMENT L.P. AND CASPIAN CAPITAL L.P.

AND THE OTHER PARTICIPANTS IN THEIR PROXY SOLICITATION

MARTIN MIDSTREAM PARTNERS L.P.

IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints _______ and _______, and each of them, attorneys and agents with full power of substitution to vote all common units representing limited partner interests (each, a “Common Unit”) of Martin Midstream Partners L.P. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Unitholders of the Company scheduled to be held at _______ (local time), on _________, 2024, at the Company’s office located at 4200 B Stone Road, Kilgore, Texas 75662 (including any adjournments or postponements thereof, the “Special Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act at the Special Meeting with respect to the Common Units held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Special Meeting that are unknown to Nut Tree Capital Management L.P. and Caspian Capital L.P. (together with the other participants in the solicitation, the “Investors”) a reasonable time before this solicitation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “AGAINST” PROPOSAL 1 AND “AGAINST” PROPOSAL 2.

This Proxy will be valid until the completion of the Special Meeting. This Proxy will only be valid in connection with the Investors’ solicitation of proxies for the Special Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

[X] Please mark vote as in this example

THE INVESTORS STRONGLY RECOMMEND THAT UNITHOLDERS VOTE “AGAINST” PROPOSAL 1 AND “AGAINST” PROPOSAL 2.

1.	The Company’s proposal to approve the Merger Agreement and the Merger.
☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	The Company’s proposal to approve the adjournment of the Special Meeting if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 1.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN COMMON UNITS ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.